Exhibit 5.1

                            [Stoel Rives Letterhead]



                               February 11, 1998


Board of Directors
Jay Jacobs, Inc.
1530 Fifth Avenue
Seattle, Washington 98101

Gentlemen:

     We have acted as counsel to Jay Jacobs, Inc. (the "Company") in connection with the filing of a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended, relating to the issuance of up to 56,637,970 shares of Common Stock (the "Shares"), which are issuable upon conversion of the Company's Series B Preferred Stock, issued by the Company in December, 1997 (the "Series B Stock"). We have reviewed the corporate actions of the Company in connection with this matter, and we have examined such corporate records and other documents as we deemed necessary for the purposes of this opinion.

     Based upon the foregoing, we are of the opinion that:

     1. The Company is a corporation duly organized and validly existing under the laws of the State of Washington.

     2. The Shares have been duly reserved for issuance upon conversion of the Series B Stock, and when issued upon such conversion in accordance with the terms of the Series B Preferred Stock and in accordance with the terms of the Company's Articles of Incorporation and Bylaws, the Shares will be validly issued, fully paid, and nonassessable.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.


                                       Very truly yours,


                                       /s/ STOEL RIVES LLP


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